Exhibit 23

Seale & Beers, CPA's

Certified Public Accountants

PCAOB Registered Auditors – www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of UBI Blockchain Internet, Ltd. (fka JA Energy), of our report dated December 14, 2015 on our audit of the financial statements of UBI Blockchain Internet, Ltd. (fka JA Energy) as of December 31, 2015, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2015, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

April 14, 2017